July 12, 1996

Mr. Paul J. Tufano
2895 Cottle Avenue
San Jose, CA  95125

Dear Paul,

Maxtor Corporation is pleased to offer you the position of Vice President, Finance and Chief Financial Officer, reporting to Michael R. Cannon, President and Chief Executive Officer. Your salary will be $230,000 per annum. In addition Maxtor Corporation will give you a $100,000 sign-on bonus to be paid over time: $50,000 to be paid out the first week of employment; $50,000 to be paid out six months from your date of hire. These bonuses are subject to applicable taxes at the time of payment.

Maxtor provides its employees with generous health and other benefits, including medical, dental, life and long-term disability insurances, four weeks personal time off, ten paid holidays and a 401(k) program and quarterly profit sharing based on financial performance.

You will be eligible for a management incentive bonus which will be 50% of your base salary and which will be paid out quarterly based on predetermined performance goals for both corporate measures and individual measures. In addition, contingent upon the approval of the Board of Directors of Maxtor, you will be eligible to receive 100,000 options in our new stock option program. Details of the program will be provided to you at the time of the approval of your stock option award.

By signing and accepting this offer, you agree to repay your sign-on bonus on a daily prorated basis if you voluntarily resign from your employment at Maxtor within one year of your date of hire.
If your employment is involuntarily terminated without cause, you will receive a severance package equivalent to nine month's base salary in addition to the remaining unpaid portion of the above mentioned sign-on bonus.

Moreover, in compliance with federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your date of hire. In addition, as a condition of your employment with Maxtor, it will be necessary for you to complete, sign and return with this offer of employment, the attached Maxtor Employee Agreement Regarding Confidentiality and Inventions.

This offer of employment is contingent upon your agreeing to, and passing, a drug screening analysis. You may contact Doctors on Duty at (408) 942-0333 to make arrangements.

Also, it is customary with Maxtor employees that you will not have an employment contract, and either you or Maxtor can terminate the employment relationship with or without cause at any time.

Paul, we at Maxtor look forward to having you as a team member and are confident that you will make significant contributions to the company's future. Please sign below signifying your acceptance of this position and return this letter to the Human Resources Department by July 19, 1996. Please plan on attending new employee orientation at 510 Cottonwood Drive in the HR conference room, at 9:00 a.m. on the Monday you begin employment.

Sincerely,

\s\ Michael R. Cannon

Michael R. Cannon
President and Chief Executive Officer

Accepted:\s\ Paul J. Tufano
Date:    July 15, 1996

Expected Start Date:     July 29, 1996